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                                                                     Exhibit 4.2



                                 [BARCLAY'S LETTERHEAD]



January 12, 1995


Mr. William Teitelbaum
National Record Mart, Inc.
507 Forest Avenue
Pittsburgh, PA 15106


Dear Bill,

Reference is made to the Loan and Security Agreement (the "Loan Agreement") dated June 11, 1993, by and between National Record Mart, Inc. ("the Borrower"), and Barclays Business Credit, Inc. ("the Lender"), together with all documents, instruments, mortgages and letters executed pursuant thereto (collectively the "Financing Agreements"). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement unless indicated otherwise.

Section 9.2(F) ADVERSE TRANSACTIONS, section 10.2(C) OTHER CONDITIONS, and section 11.1(H) ADVERSE CHANGES of the Loan and Security Agreement are hereby deleted.

Please indicate your agreement with the above by signing one of the enclosed originals and returning it to the Lender's attention via express mail. This agreement shall not be binding on the Lender until such time as a fully executed original of this letter is received by the Lender.


Sincerely,


/s/ Timothy G. Johnson

Concur:
National Record Mart, Inc.


By:      /s/ Theresa Carlise
      ----------------------------
         Senior Vice President/CFO


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